Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 27, 2013

Registration No. 333-188855

5,000,000 ordinary shares

Prosensa Holding B.V.

This free writing prospectus of Prosensa Holding B.V. relates only to the ordinary shares of Prosensa Holding B.V. and should be read together with the preliminary prospectus included in Amendment No. 6 to the Registration Statement (File No.  333-188855 ) relating to these securities, which can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1574111/000119312513274104/d519642df1a.htm .

On June 27, 2013, Prosensa Holding B.V. filed Amendment No. 6 to its Registration Statement to update disclosures regarding breakthrough therapy designation of drisapersen. The following information has been newly included in “Prospectus summary—Clinical development of our lead product candidate, drisapersen, in DMD” and “Business—Overview”:

On June 27, 2013, GSK announced that the U.S. Food and Drug Administration, or FDA, had notified it that drisapersen has been granted breakthrough therapy designation for the treatment of DMD. Breakthrough therapy designation is an FDA program intended to facilitate and expedite development and review of new drugs to address unmet medical need in the treatment of serious or life-threatening condition.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; telephone: 866-803-9204; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146 or email: batprospectusdept@citi.com.